QuickLinks -- Click here to rapidly navigate through this document

Exhibits 5.1 and 23.1

FAEGRE & BENSON LLP
3200 Wells Fargo Center
1700 Lincoln Street
Denver, Colorado 80203-4532
Telephone 303-607-3500
Facsimile 303-607-3600

March 3, 2004

CIBER, Inc.
5251 DTC Parkway, Suite 1400
Greenwood Village, CO 80111

  RE:
  Form S-8 Registration Statement

Ladies and Gentlemen:

        In connection with the registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933 relating to the issuance of 300,000 shares of common stock (the "Shares") of CIBER, Inc., a Delaware corporation (the "Company"), pursuant to the Company's SCB Employment Inducement Award Plan (the "Plan"), we have examined the Company's incorporation documents and the corporate proceedings taken by the Company in connection with the Plan. Based on this review, we are of the opinion that:

          1.     The Company is duly and validly organized and existing and in good standing under the laws of the State of Delaware.

          2.     The Shares which may be issued will be, upon issuance in accordance with the Plan, validly issued and outstanding and fully paid and nonassessable.

        We consent to the filing of this opinion as an exhibit to the Registration Statement.

        This opinion is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events, or developments which hereafter may be brought to our attention and which may alter, affect, or modify the opinion expressed herein.

Very truly yours,
FAEGRE & BENSON LLP
By:	/s/ DOUGLAS R. WRIGHT Douglas R. Wright

QuickLinks

  Exhibits 5.1 and 23.1